Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement effective as of May 4, 2011 (the “Effective Date”) is between AuthenTec, Inc., a Delaware corporation (the “Company” or “AuthenTec”), and Philip L. Calamia (“Employee”).

1.
Employment.  The Company hereby employs Employee and Employee hereby accepts employment with the Company to assist in the development and to promote the operation of the business carried on by the Company, subject to the following conditions:

(a)
Position.  Employee will serve as Chief Financial Officer, reporting to the Chief Executive Officer and will perform such duties and will exercise such responsibilities, commensurate with such position, on behalf of the Company as from time to time will be assigned to him.  During his service hereunder, Employee will at all times provide his full working time and best efforts to the performance of his obligations and duties hereunder; provided, however, that nothing herein contained will be deemed to prevent or limit the right of Employee to (i) invest his funds in the capital stock or other securities of any corporation except a competitor or (ii) serve on the boards of directors or advisory committees of charitable organizations, trade organizations or other companies which are not competitors and which are previously approved in writing by the Company or (iii) engage in other personal business matters that do not interfere with the performance of Employee’s duties as described above.

(b)
Base Compensation.  During the term of his employment hereunder, Employee will be paid an annual base salary at the rate of $235,000 (“Base Compensation”), payable in equal bi-weekly installments in arrears; provided however, that beginning with the standard review cycle planned for 2012, the Board will review and, in its discretion, may increase Employee’s Base Compensation based on the Company’s performance and Employee’s contributions. Employee’s Base Compensation shall not be reduced, without prior written agreement, except in accordance with a Board approved reduction that is uniformly applied to all Employees who are employed as Directors and above within the Company.

(c)
Bonus Plan; Annual Bonus.  In addition, Employee will be eligible to participate in AuthenTec’s annual bonus plans which are generally available to other senior level Employees of AuthenTec as may be approved from time to time.

(d)
Equity Grants.  The Employee shall be eligible to participate in and receive grants commensurate with his senior level position of stock options and other equity-based awards under any compensation plan, programs or agreements of the Company made available generally to its senior executives; provided that the amount, timing, and other terms of any future grant shall be determined by the Board (or the Compensation Committee thereof) in its sole discretion.

(e)	Other Benefits.

(i)
Insurance and Other Benefits.  Employee shall be entitled to participate in all of the benefits afforded full-time AuthenTec employees, subject to the various eligibility requirements of the specific benefit plans and subject, in some cases, to Employee contributions to such plans.  These benefits shall include group health, dental and vision plans, a 401(k) deferred compensation plan, life insurance and short term disability coverage, as well as optional supplemental life insurance and long term disability coverages.

(ii)
Vacation.  Employee shall be entitled to an annual vacation of three (3) weeks per year for the first year of employment and increasing to four (4) weeks per year thereafter.  Unused vacation shall be accrued pursuant to the Company’s policy.

(iii)
Transition/Relocation Assistance.  The Company shall reimburse Employee for transition-related expenses up to a maximum of $20,000 for expenses incurred in 2011 and $20,000 for expenses incurred in 2012.  These expenses may include temporary living costs, rental car, and airfare to/from Philadelphia.

Additionally, it is anticipated that the Employee will relocate to the Melbourne, Florida area after two (2) years.  At that time the Company will provide a relocation package in an amount not to exceed $125,000, subject to approval by the Board of Directors.  The specifics of the relocation package will be mutually determined based on Employee’s personal needs and Company guidelines, and in compliance with Internal Revenue Code Section 409A.   Should the Employee voluntarily decide to leave the Company within one year of receiving relocation assistance, 100% of all relocation monies paid will be due as reimbursement to AuthenTec on the Employee’s last day of work.

(iv)
Reimbursement of Expenses.  The Company shall reimburse Employee for all reasonable travel, temporary lodging, entertainment and other expenses incurred or paid by Employee in connection with or related to the performance of his duties or responsibilities under this Agreement, provided that Employee submits to the Company substantiation of such expenses sufficient to satisfy the Company’s expense reimbursement policies and the record keeping guidelines promulgated from time to time by the Internal Revenue Service.

(v)
Indemnification; Liability Insurance:  Company agrees to indemnify Employee and hold Employee harmless to the fullest extent permitted by Delaware law and under the bylaws of Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Employee’s good-faith performance of his duties and obligations.  Company shall cover Employee under directors and officers’ liability insurance in substantially the same amount and on substantially the same terms as Company covers its other active officers and directors.

2.	Term of Employment; Termination.

(a)
Term.  Nothing in this agreement shall be construed as a contractual guarantee of employment.  Employment is both considered “at will” and, subject to local law, may be discontinued by either party, with or without cause, at any time.

(b)	Termination; Post-Termination Matters.

(i)	Termination.

(A)
Voluntary Termination By Employee.  Employee will give the Company at least thirty (30) days prior written notice as to the date of any voluntary termination by Employee, specifying therein the date of termination.

(B)	Termination By the Company For Cause. The Company may terminate Employee’s employment hereunder at any time for Cause.

(C)
Termination By The Company Without Cause.  The Company may terminate Employee’s employment upon at least thirty (30) days prior written notice Without Cause.  Any such termination Without Cause will be within the sole discretion of the Company.  Such discretion if exercised by the Company will be unlimited and will not be subject to any test of reasonableness by any court of law or by Employee.

(D)
Constructive Termination Of Employee.  Employee may terminate his employment upon written notice to the Company of any one of the following events that occurs, if not cured and corrected by the Company or its successor within thirty (30) business days after written notice thereof by the Employee to the Company or its successor (“Good Reason”):  (i) any adverse change in the Employee’s titles or position that constitutes a material diminution or material adverse change in authority as compared to the authority of the Employee’s title or position as of the Effective Date; (ii) any material reduction in the Employee’s annual Base Compensation as in effect on the Effective Date (other than as set forth in the proviso to item (v)); (iii) a substantial diminution or material adverse change in the Employee’s duties and responsibilities (other than a change due to the Employee’s total and permanent disability or as an accommodation under the Americans With Disabilities Act); (iv) any requirement that the Employee relocate, by more than 50 miles, the principal location from which he performs services for the Company as compared to such location as of the Effective Date; (v) any other material breach of this Agreement by the Company; (vi) failure of Company to obtain the agreement from any successor to Company to assume and agree to perform this Agreement;  provided, however, that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving the Employee.

(E)
Death or Disability.  If the Company determines in good faith that Employee has become Disabled (as defined below), it may give to Employee written notice of its intention to terminate Employee’s employment.  In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties.  For purposes of this Agreement, Employee shall be Disabled if either of the following conditions is met, as determined by the Board in good faith: (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(ii)	Severance.

(A)
If Employee’s employment is terminated pursuant to Sections 2(b)(i)(A), (B) or (E), the Company shall pay Employee his Base Compensation through his actual day of termination and any amounts earned, accrued or owing to Employee but not yet paid under Section 1(e) above (collectively, the “Accrued Obligations”), and the Company shall have no further liability or obligation to Employee, his executors, heirs, assigns or other persons claiming under or through his estate.

(B)
If the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(C) or Employee terminates his employment in accordance with Section 2(b)(i)(D) then, the Company shall pay to Employee his Accrued Obligations and, provided Employee executes a general release with language acceptable to the Company (a “Release”), the Company shall also provide Employee with the following:

(I)
Payment in an aggregate amount equal to twelve (12) months of Employee’s then-applicable annual Base Compensation, plus a pro-rata portion of his target bonus opportunity under AuthenTec’s annual bonus plan for the year in which his termination occurs (with the pro-ration based on (i) the portion of the fiscal year for which he was employed and (ii) an assessment by the Compensation Committee of the actual level of achievement of the performance goals relating to the Target Bonus Opportunity through the date of termination), which amount will be paid to Employee in a single lump sum on the 60th day after his termination of employment.

Payment in an aggregate amount equal to twelve (12)  months of the COBRA costs associated with continuation of benefits under the Company’s Employee healthcare benefit plans (medical, dental, prescription) in which Employee participated immediately prior to Employee’s termination of employment.  Payment will be made to the Employee within sixty (60) days after Employee’s termination of employment.

(II)
The assignment, at Employee’s option, of life and disability insurance policies insuring Employee, provided that Employee shall thereafter be responsible for any premium payments and such assignment shall only be permitted if allowed under the terms of the applicable insurance policy.

(III)	Subject to Section 2(b)(ii)(B)(IV) below, the treatment of outstanding equity awards, as follows:

(i)  the portion of Employee’s outstanding stock options, stock appreciation rights and other awards in the nature of rights that may be exercised that would have become vested and exercisable within 12 months following the effective date of his termination shall become fully vested and exercisable as of the effective date of his termination and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the award;

(ii)  all time-based vesting restrictions on Employee’s outstanding equity awards that would have lapsed within 12 months following the effective date of his termination shall lapse as of the effective date of his termination; and

(iii)  the payout level under all of Employee’s performance-based awards that (A) were outstanding immediately prior to the effective date of his termination, and (B) would have been eligible to have been earned within 12 months following the effective date of his termination, shall be determined and deemed to have been earned as of the effective date of his termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro rata payout to Employee on the 60th day after the effective date of his termination of employment (or such later date as may be required pursuant to Section 4(g)), based upon the length of time within the performance period that has elapsed prior to the effective date of termination of employment.

Any outstanding equity awards that do not vest pursuant to the foregoing provisions, if any, shall remain outstanding for an additional six (6) months following the effective date of Employee’s termination, but such outstanding equity awards shall not continue to vest or become exercisable during such 6-month period except as otherwise provided in Section 2(b)(ii)(B)(IV) below.  At the end of such 6-month period, Employee’s outstanding and unvested equity awards shall be cancelled and Employee shall forfeit all of his right, title and interest in and to such equity awards as of such date, without further consideration or any act or action by Employee.

(IV)
If the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(C) or Employee terminates his employment in accordance with Section 2(b)(i)(D) either (1) during the six months prior to the effective date of a Change of Control, unless the Company reasonably demonstrates that such termination of employment was not in connection with or anticipation of a Change of Control, or (2) during the twelve (12) months following the effective date of a Change of Control, then:

(i)  Employee’s options, stock appreciation rights, and other awards in the nature of rights that may be exercised that were outstanding immediately prior to the effective date of the Change of Control shall become fully vested and exercisable as of the effective date of his termination and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the award;

(ii)  all time-based vesting restrictions on Employee’s equity awards that were outstanding immediately prior to the effective date of the Change of Control shall lapse as of the effective date of his termination; and

(iii)  the payout level under all of Employee’s performance-based awards that were outstanding immediately prior to the effective date of the Change of Control shall be determined and deemed to have been earned as of the effective date of the Change of Control based on an assumed achievement of all relevant performance goals at the “target” level, and there shall be a payout of the full award to Employee on the 60th day after the effective date of his termination of employment (or such later date as may be required pursuant to Section 4(g)).

(V)
Vested Equity Awards shall remain exercisable for a period of twelve (12) months from the termination date; provided, however, that to the extent any Equity Awards are “incentive stock options”, such options shall cease to be “incentive stock options” after 90 days following the termination date.  Notwithstanding the foregoing, no Equity Awards may be exercised after the end of the original maximum term of the Equity Award.  The parties acknowledge and agree that this letter serves to amend the applicable Equity Award grant agreements to comport with the provisions set forth herein.

(iii)	Definitions. As used in this Agreement.

(A)
A “voluntary termination” of employment means any termination of Employee’s employment with the Company, other than Termination for Cause or Without Cause by the Company, termination due to death or disability or termination by Employee for Good Reason.

(B)
“Termination for Cause” means Employee’s termination if such termination results from any one or more of the following events, circumstances or occurrences:  (i) the Employee’s material breach of any written employment, consulting, advisory, proprietary information, nondisclosure or other agreement with the Company and his or her subsequent failure to cure such breach to the satisfaction of the Company within thirty (30) days following written notice of such breach to the Employee by the Company; (ii) the Employee’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or any misdemeanor involving moral turpitude if the Board reasonably determines that such conviction or plea materially adversely affects the Company; (iii) the commission of an act of fraud or dishonesty by the Employee if the Company reasonably determines that such act materially adversely affects the Company; or (iv) Employee’s intentional damage or destruction of substantial property of the Company.  The determination of “cause” shall be made in good faith by the Company and its determination shall be final and conclusive.

(C)	A termination “Without Cause” means a termination at the will of the Company other than Termination for Cause.

(D)
“Change of Control” shall mean the earliest to occur of (i) a merger or consolidation to which the Company is a party and which results in, or is effected in connection with, a change in ownership of a majority of the outstanding shares of voting stock of the Company, (ii) any sale or transfer of all or substantially all of the assets of the Company to an unaffiliated third party or (iii) a liquidation or dissolution of the Company.

(E)
“Equity Award” means any option, stock appreciation right, restricted stock, restricted stock unit, performance share or performance unit award or other award with respect to shares of the capital stock of the Company granted to you by the Company prior to a Change in Control, including any such award which is assumed or continued by, or for which a replacement award is substituted by, any successor to the Company in connection with the Change in Control.

(c)	Post-Termination Matters.

(i)
Return of Materials.  Upon any termination of Employee’s employment, Employee will promptly return to the Company all personal property of the Company and all copies and originals of documents and other tangible impressions, in any medium, containing confidential or proprietary information of the Company.

(ii)	Expenses. The Company will pay to Employee all expenses permitted to be reimbursed hereunder within ten (10) days after appropriate documentation has been submitted by Employee.

(iii)
Noncompete; Nonsolicitation.  During the term hereof and the period specifically indicated in subsections (A), (B), (C) and (D) below, following termination of Employee’s employment for any reason, Employee will not, directly or indirectly, on behalf of himself or any behalf of anyone else:

(A)
for a period of twelve (12) months, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), engage in any business activity that directly competes with the kind or type of products or services of developed or being developed, produced marketed, distributed, planned, furnished or sold by the Company while Employee was employed by the Company;

(B)
for a period of twelve (12) months, call upon any of the customers of the Company who are such at the time of Employee’s termination of employment hereunder, for the purpose of soliciting or providing any product or service the same as or similar to any product or service provided by the Company at any time during Employee’s employment with the Company; and

(C)
for a period of twelve (12) months, communicate with any of the other Employees, consultants or representatives of the Company for the purpose of inducing such Employees, consultants or representatives to discontinue their relationship with the Company or to establish a relationship with Employee or any Competitive Business; and

(D)
for a period of twelve (12) months, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, clients, licenses, strategic partners or patrons of the Company who are such at the time of the Employee’s termination of employment with the Company.

(vi)
Reasonableness of Covenants.  Employee covenants and agrees with the Company that, if Employee violates any of his covenants or agreements under Section 2(c)(iii), the Company will be entitled, subject to any limitations of Florida law, to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that Employee has directly realized or may directly realize as a result of, growing out of or in connection with any such violation; such remedy will be in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled at law or in equity or under this Agreement.  In the event that, notwithstanding the foregoing, any part of the covenants set forth in Section 2(c)(iii) is held by a court of competent jurisdiction to exceed the restrictions which such court deems reasonable and enforceable, such restrictions will be deemed to become and thereafter be the maximum restrictions that such court deems reasonable and enforceable.

3.
Proprietary Information and Inventions.  Employee has executed and delivered (or will execute and deliver on the date hereof) such customary confidentiality and invention assignment agreements during the term hereof as the Company requests of its Employees (the “Employee NDA”).  Employee represents and warrants to the Company that Employee is not bringing with him, and covenants with the Company that he will not use in the course of his employment with Company, any proprietary rights or intellectual property rights to which he does not lawfully possess.

4.	Miscellaneous.

(a)	Governing Law. This Agreement will be subject to and governed by the laws of the State of Florida, without regard to its conflict of laws provisions.

(b)
No Waiver; Amendment.  Failure to insist upon strict compliance with any provision hereof will not be deemed a waiver of such provision or any other provision hereof.  This Agreement may not be modified except by a written agreement executed by the parties hereto.

(c)
Severability; Context.  The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof will not affect the validity or enforceability of the other provisions hereof.  Whenever required by the context, the singular number will include the plural and the masculine or neuter gender will include all genders.

(d)
Survival and Priority.  Provisions herein which by their terms so provide will survive any termination of this Agreement or of termination of Employee’s employment by the Company.  Each of the parties hereto acknowledge and agrees that this Agreement supersedes any existing agreements and any agreements entered into after the date hereof (unless specifically stating otherwise therein) to which the Company and Employee are parties or subject to relating to the subject matter contained herein; provided, however, that nothing contained herein shall be deemed to terminate or limit in any way the rights of the Company under the Employee NDA.

(e)	Successors.

(i)
Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that assumes this Agreement or that becomes bound by the terms of this Agreement by operation of law.

(ii)
Employee’s Successors.  Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  Notwithstanding the foregoing, except as provided herein,  the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f)	Equitable Relief; Arbitration.

(i)
In the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company will, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any present violation or future violation of this Agreement.  Employee hereby (1) agrees that any such action shall be brought in the state or federal courts of the State of Florida; (2) irrevocably submits to the personal jurisdiction of such courts; (3) consents to service of process; and (4) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

(ii)
The parties agree that, except as set forth in Section 4(f)(i) above, any controversy, claim or dispute arising out of or relating to this agreement, or the breach thereof, except as discussed herein or arising out of or relating to the employment of the Employee, or the termination thereof, including any statutory or common law claims under federal, state or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration in Melbourne, Florida, in accordance with the employment dispute resolution rules of the American Arbitration Association.  The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.  The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which Employee has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this Section 4(f)(ii) shall preclude the Company from going to court to seek injunctive relief to prevent Employee from violating the obligations established in Sections 2 and 3 of this Agreement.  Subject to Section 4(f)(iii), each party shall bear its own costs in any such arbitration, and the parties shall share the expenses of the arbitrator.

(iii)
Employee shall be entitled to receive interest (at the Wall Street Journal prime rate) on any overdue payments of severance compensation (accruing from the sixtieth day after termination) or expenses hereunder if the Company shall fail to make the payments provided for herein and is in breach hereof at the time of termination (no inference being created that the Company shall have any right to withhold payment).

(g)	Compliance with Section 409A.

(i)
This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (any applicable transition relief under Section 409A of the Code).  Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code. (ii)For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iii)
With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv)
“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Employee’s “separation from service” as defined in Section 409A.

(v)
If a payment obligation under this Agreement or other compensation arrangement arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.

(vi)
Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution or non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes non-exempt deferred compensation, then, subject to subsection (v) above, such payment or benefit that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired.  If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(h)
Notices.  Unless otherwise herein provided, notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of:  (i) the date of personal delivery; (ii) the date of delivery by facsimile; or (iii) the next business day after deposit with a nationally-recognized courier or overnight service, including FedEx or Express Mail, for United Sates deliveries or three (3) business days after such deposit for deliveries outside of the United States.  All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature page of this Agreement, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.  All notices for delivery outside the United States will be sent by facsimile, or by nationally recognized courier or overnight service, including Express Mail.  Notices to the Company by Mr. Calamia will be marked to the Chairman of the Board.

(i)	Counterparts. This Agreement may be executed in counterparts, each of which will be an original and both of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first written above.

	AuthenTec, Inc.	EMPLOYEE:

By:	/s/ Lawrence J. Ciaccia	/s/ Philip L. Calamia
Name:	Lawrence J. Ciaccia	Philip L. Calamia
Title:	Chief Executive Officer